Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

Chicago Atlantic Real Estate Finance, Inc.

Chicago, Illinois

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement of our report dated August 9, 2021, except for the changes and additions related to the stock split described in Note 5, as to which the date is October 26, 2021, relating to the March 31, 2021 financial statement of Chicago Atlantic Real Estate Finance, Inc. appearing in the Company’s registration statement on Form S-11, as amended (Commission File No. 333-260505).

/s/ BDO USA, LLP

Chicago, Illinois

December 10, 2021